Exhibit 99.1 News Release | November 14, 2019 Allen Parker to Leave Wells Fargo to Pursue Other Business Opportunities SAN FRANCISCO – November 14, 2019 – Wells Fargo & Company today announced that General Counsel C. Allen Parker has made the decision to leave the company effective March 31, 2020, to pursue other business opportunities. Parker joined Wells Fargo as General Counsel in March 2017, served as interim CEO and President from March 2019 to October 2019, and then returned to the General Counsel role. The company will commence a search for a new General Counsel immediately with the goal being that Parker will assist in a smooth transition to the new General Counsel. “I want to thank Allen for his dedication to Wells Fargo and his many contributions as General Counsel and interim CEO,” said Charlie Scharf, Wells Fargo CEO and President. “He has demonstrated exemplary leadership, both in moving the company forward during an important period in our history and in his active engagement with team members and all stakeholders. We wish him all the best as he embarks on the next chapter in his distinguished career.” Parker said, “I want to offer my sincere thanks to all my colleagues, especially our 261,000 team members, for their support and encouragement during my time at Wells Fargo. I have had a wonderful experience at this remarkable company, first as General Counsel and then as interim CEO, and I will work diligently in the months ahead to assist in an effective transition to a new General Counsel. I am confident that Wells Fargo today is in good stead and getting better every day. I look forward to my next business adventure, and I will continue to root for Wells Fargo’s success.” As General Counsel, Parker has responsibility for the company’s legal affairs and oversight of the Legal Department and is a member of the Wells Fargo Operating Committee. He was interim CEO and President of Wells Fargo and a member of the Board of Directors from March to October 2019. Parker joined the company in March 2017 from Cravath, Swaine & Moore LLP, where he was presiding partner from January 2013 to December 2016, responsible for development and implementation of firm-wide strategy and day-to-day firm leadership, including financial analysis and reporting, business development, risk management, and public relations. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,500 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 261,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Contact Information © 2019 Wells Fargo Bank, N.A. All rights reserved. For public use. NR-10-2019

Media Arati Randolph, (704) 383-6996 Arati.randolph1@wellsfargo.com Investor Relations John Campbell, (415) 396-0523 John.m.campbell@wellsfargo.com ###